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Commission File No.: 000-27871

The following is a transcript of a conference call with analysts and others held on December 12, 2005.

iPass Inc. to Acquire GoRemote

December 12, 2005 — 10:30 a.m. ET

Call Participants

Corporate Speakers
Tim Shanahan	iPass Inc.
Director of Investor Relations
Ken Denman	iPass Inc.
Chairman, President and CEO
Frank Verdecanna	iPass Inc.
Chief Financial Officer
Tom Thimot	GoRemote Internet Communications, Inc.
President and CEO

Callers
Peter Cooper	Morgan Stanley
Analyst
George Grigorian	Thomas Weisel
Analyst
Eric Appell	Merriman Curhan Ford
Analyst
Phil Winslow	Analyst

PRESENTATION

Operator:  Good day ladies and gentlemen and welcome to the merger and acquisition announcement. My name is Michelle and I will be your audio coordinator for today.(Operator Instructions). I would now like to turn the presentation over to your host for today’s call Mr. Tim Shanahan, Director of Investor Relations. Please proceed, sir.

Tim Shanahan:  Thank you operator and good morning. I’m Tim Shanahan with iPass. With me today are Ken Denman, Chairman and CEO of iPass. Frank Verdecanna, CFO of iPass as well as Tom Thimot, President and CEO of GoRemote Internet Communications. The date of this call is December 12, 2005. Before I turn the call over to Ken, I would like to bring the following to your attention.

This call is the property of iPass and any recording, reproduction or transmission of this conference call without the express prior consent of iPass is strictly prohibited. The matters we will be discussing today will include forward-looking statements about events and circumstances that have not yet occurred. Statements containing words such as “will,” “expects,” “believes” and “should,” and other statements in the future tense, are forward-looking statements. Actual outcomes and results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties.

These risks and uncertainties are set forth in our press release of today as well as in our Quarterly Report on Form 10-Q under the caption “Factors Affecting Operating Results in Managements Discussion and Analysis of Financial Conditions and Results of Operations,” filed with the

Securities and Exchange Commission on November 9, 2005 and available at www.sec.gov. iPass undertakes no responsibility to update the information in this conference call under any circumstances.

GoRemote will be filing a Proxy Statement relating to the transaction we describe in this call. We encourage you to read it when it becomes available because it will have important information about the transaction.

The press release that announced this transaction is available on our website at www.ipass.com in the press room section under “press releases,” and at www.goremote.com under the investor relations webpage. The current report on Form 8-K furnished with respect to our press release will be available on our website in the investor relations section under SEC filings. With that, I am pleased to turn the call over to Ken Denman.

Ken Denman:  Thanks Tim. Good morning and thank you for joining us today. I am pleased to announce that we have entered into a definitive agreement to acquire GoRemote Internet Communications in an all cash transaction for a purchase price of $1.71 for each share of GoRemote common stock. GoRemote is a leading provider of secure managed broadband services in major market segments that iPass does not already directly serve. Teleworkers, employees in home offices, branch offices and retail locations.

iPass’ acquisition of GoRemote will mark another significant milestone in our evolution as a global leader in providing enterprises with broadband services for the remote and mobile employees. When we combine GoRemote’s branch office and teleworker managed broadband services with our existing offerings we will be able to provide enterprises a more complete solution for all the remote and mobile workers.

This transaction will make iPass a leading single service provider for all secure remote and mobile access needs of the enterprise.

With this transaction, iPass expects to provide virtual broadband access for teleworkers, branch offices and remote locations profitably through our software driven services business model. Additionally, iPass expects to broaden its service offering with the potential to generate additional revenue from our existing customers and acquire new customers desiring a one-stop shop.

And finally, we gain access to GoRemote’s enterprise customers and have the opportunity to cross-sell iPass’ security services such as end-point policy management, universal policy enforcement and device ID. We will also provide GoRemote enterprise customers with access to iPass Corporate Access, our solution that enables secure connectivity in over 160 countries. These enterprise customers will have access to iPass’ global broadband footprint of over 37,000 WiFi and ethernet hotspots readily available in airports, coffee shops, hotels and other business based venues.

In addition, these customers will have access to iPass’ recently launched 3G Mobile Data Services. We expect a smooth integration and we plan to bring over several key executives from GoRemote.

With that, I’d like Tom Thimot, President and CEO of GoRemote to give his perspective on this transaction. Tom?

Tom Thimot:  Thanks Ken. I’m very pleased to be here today to share in the announcement of the deal between iPass and GoRemote. My team and I are proud of the work we’ve done transforming GoRemote into a leader in secure managed broadband services.

Over the past two years we have focused our efforts on creating a world-class solution for home and office connectivity that unifies provisioning and management across numerous providers and geographies. We have been successful in this initiative attracting customers such as Novartis, Merrill Lynch, Schering-Plough and Bridgestone-Firestone.

However, over the last several years enterprise customers increasingly demanded a financially strong partner with a broader suite of products and services. On our own this was difficult for us to achieve. By joining forces with iPass we will be able to offer our current enterprise customers and prospects a seamless “best-of-breed” software platform supported by iPass’ technology, brand and strong balance sheet.

The combination of the two companies will enable us to accelerate our penetration of large untapped market segments such as retail stores and branch offices with managed broadband services and to cross-sell iPass’ end-point policy management security services to our enterprise customers. We are very excited about the opportunity in front of us and look forward to integrating our organizations to offer a compelling suite of broadband services. With that, I’ll turn the call back over to Ken.

Ken Denman:  Thanks Tom. And I will now turn the call over to iPass’s chief financial officer, Frank Verdecanna to discuss the financial details of the transaction. Frank?

Frank Verdecanna:  Thank you Ken and thank you for joining us today. I will now review some financial information related to the acquisition. The total consideration to be paid is approximately $76.5 million in cash. The purchase price represents a premium of 23% per share of common stock based on the closing price of GoRemote’s common stock on Friday, December 9th, 2005.

The closing of the acquisition is subject to the approval of GoRemote’s stockholders, regulatory approvals and other customary conditions to closing. Assuming those conditions are satisfied, iPass expects the acquisition to be consummated by the end of the first calendar quarter in 2006 and we expect to finance the transaction entirely from cash on hand.

Certain directors, officers and stockholders of GoRemote, who own in the aggregate approximately 17.6% of GoRemote’s outstanding shares, have agreed to vote in favor of the transaction. We do not expect any revenue or expenses from this acquisition in the current quarter. Accordingly, our revenue and EPS projections for the quarter ending December 31, 2005 remain unchanged at $39 to $42 million with GAAP earnings per share of $0.02 to $0.04 and non-GAAP earnings per share of $0.03 to $0.05.

In addition to eliminating redundant positions we also plan to achieve significant cost savings by leveraging GoRemote’s investments in Bangalore, India. We also see opportunities to lower GoRemote’s costs by automating many of the processes of their managed broadband provisioning and billing systems. The cost savings forecasted are expected to result in positive cash flows from GoRemote’s revenues. Further, iPass expects the transaction to be accretive in non-GAAP earnings per share beginning in the first full quarter following the closing of the transaction.

Our two companies, when combined, will have annual revenues of over $200 million and cash and short-term investments in excess of $100 million and no debt. I’ll now turn the call back over to Ken.

Ken Denman:  Thanks Frank. Good job. Frank is suffering from a little bit of loss of voice so he’s doing yeoman’s work hanging in there for us. It’s been a hectic several days. So again, thank you Frank.

As you know, we successfully integrated two acquisitions in the last 12 months — Mobile Automation and Safe3w. These acquisitions enabled us to better meet the demands of our customers to provide security services for mobile devices. In GoRemote we see new opportunities to grow our broadband revenues by providing secure managed broadband services for telecommuters, employees in home offices, branch offices and retail locations.

This is an exciting time for us here at iPass. This acquisition will help us enhance enterprise productivity by delivering a complete suite of simple secure and ubiquitous broadband services to the remote and mobile workforce. The opportunity fundamentally remains the same. To help our customers move away from private networks to Internet based services. I would now like to turn the call over to the operator for questions. Operator?

q-and-a

Operator:  Thank you, sir.(Operator Instructions). Our first question comes from the line of Peter Cooper of Morgan Stanley.

Peter Cooper:  Great, thanks very much and congratulations to you guys and congratulations to Frank. Nice week here. You’ve already got a deal to work on, so that will keep you busy. But getting down to business here. Like the deal — you mentioned the deal would be accretive in the first full quarter past the closing. Any idea what the adjustments might be upon closing as far as any special items or just kind of model type questions? Anything to look out for?

Frank Verdecanna:  At this point, until we do the purchase accounting we’re going to hold off on giving any guidance on the purchase accounting related adjustments but we will obviously in the first quarter — if we consummate the transaction in the first quarter we’ll give color as to each individual purchase accounting adjustment.

Peter Cooper:  Okay fair enough and then maybe just some other high level thoughts. We’ve talked a lot about the footprint expansion. You’ve got now another press release out with 35,000 WiFi slots and understanding that GoRemote’s a different model here, what are the — any other granularity or any other thoughts maybe on footprint expansion that the (inaudible) provides at this point?

Ken Denman: Well hi Peter and thank you by the way for the comments on the front end. Fundamentally the mobility piece of the business was one that GoRemote was — is still focused on but we were running out ahead. We are the market leader on enterprise broadband and enterprise grade commercial venues. We expect that to continue. I had previously said that we would hit 35,000 by the end of fiscal year or calendar year ‘05 and we’ve done that. We expect to actually be north of that number by the time we close out the year, so that continues. We’re not picking up net new venues, if that’s the gist of your question, as result of the deal. Tom do you want to—

Tom Thimot:  I think the key point that the combined company will pickup is the relationships and agreements with broadband services providers in fixed broadband. This would be with the MSOs for cable. This would be with the DSL providers. This would be part of the overall managed broadband services that we provide to retailers and financial service companies. And I think that’s the change in the footprint if you want to think of it that way.

Ken Denman:  Right. So it’s fundamentally net new products and net new footprint on a different access methodology and one that arguably in North America we really need it in particular. Whether we go to other regions that’s yet to be seen but clearly in North America this is an important addition to our footprint.

Peter Cooper:  Okay. And maybe on that —  a segue to that. Does this help directly or perhaps indirectly with some of the private label stuff you’re working on with some of the carriers et cetera? You have that much more sort of a reach now so that the carriers could say we can offer like an SMB type solution for the home office type workers on one of the leading carrier class networks et cetera?

Frank Verdecanna:  Yes, you’re really spot on there Peter. It’s a really important aspect of this deal. The carriers are also trying to provide this capability to their small, medium and even large customers. And they realize they can’t do it necessarily most efficiently, most economically and on the “best-of-breed” platform using private networks. I would point to some very good work that Tom and the GoRemote team have done even in the last six to nine months which certainly caught our attention which was some of the deals they did on the carrier side and maybe Tom you wouldn’t mind to expand on that?

Tom Thimot:  Yes. What we’ve been able to do partnering with companies like Equant, MCI and AT&T is offer the ability to extend a remote solution across a large geography and deploy a solution that provides a ubiquitous managed broadband service that leverages an Internet backbone as opposed to a private network backbone and thus extend the reach that those carriers have for their retail and financial services customers. And some of the releases — press releases that we put out talked about this with Stride-Rite and Equant and Bridgestone, Firestone and Hallmark. We spoke about some of the success we’ve been able to bring to those channel partners and customers.

Peter Cooper:  Okay. And final question — I don’t want to hog up the whole call here. Any obvious or any things we should watch for from an execution concern list? I mean we like the deal on paper but what are some of the hurdles you need to clear to make sure customers are happier or anything along those lines?

Ken Denman:  Peter, I think the number one hurdle in any transaction like this is to make sure that you get to your customers and make it clear to them that they are the number one priority in the transaction. That this is about providing them more capability, more certainty and more and better services going forward. So clearly an execution point is to get our teams out in front of our customers right away and get them comfortable. This is great news for customers of both companies, and so from an execution standpoint we need to do what we do best which is take care of our customers.

Peter Cooper:  Okay. Thanks again and congratulations.

Ken Denman:  Thank you.

Operator:  Any our next question comes from the line of George Grigorian (ph) of Thomas Weisel. Please proceed.

George Grigorian:  Hi guys. This is George. Congratulations on the deal. Just double questions. In terms of the top line oversee some (inaudible - accent) with each other before. How do you think this deal — will it change anything in the pricing environment sort of in the industry? What are your thoughts there?

Ken Denman:  Well, from my perspective I would say that we were not seeing GoRemote in the mobile office space — what they call the mobile office space, our corporate access space. We tended to see the larger players — the AT&Ts and the MCIs on a more regular basis particularly the Fortune 500 and Forbes Global 2000 customers.  Tom and his team have really begun to focus in the last 24 months more on the branch office and retail space, and of course we were not operating in that space. So there was less overlap than one might believe in terms of the competitive — what the competitive marketplace looked like out there. We just weren’t seeing them very often. Tom, I’ll let you take it from there.

Tom Thimot:  Yes. We clearly had focused the business on the opportunity of branch office and retail locations and if you look at the press releases and the scripts from our calls you’ll see that that was almost the entire focus of our discussions and our public relations efforts. So we see that as a huge opportunity and space. We believe we can better leverage that opportunity partnered with iPass and with their strong balance sheet and are excited of the future that brings.

Ken Denman:  At the same time they do have some legacy customers on the mobility side that are quite attractive and we’re very excited about. We think we can bring additional functionality and capability to those customers to maintain those relationships if not grow them over time, particularly by teeing up what we feel is our best of breed broadband solution for mobile — mobile workers.

George Grigorian:  Great. Does it change anything in terms of how you go to market? What channels do you use and maybe it’s too early to ask that question, but any thoughts?

Ken Denman:  Actually we were already changing it. It’s somewhat interesting, George, that we have begun to focus more or pivot if you will a little bit more towards our carrier partners, ISP partners some of the systems integrators. We were already beginning that pivot in the mobile space. At the same time, Tom and his team were pivoting more towards large channel partners leveraging their virtual model which was attractive to those partners. So we were both sort of exploiting the channel and the indirect model at the same time in different spaces so our strategies are aligned from that perspective.

George Grigorian:  Great. And then just on the cost synergies. It’s my understanding that this potential cost synergies may be more like on the G&A side of things. What about network operations — network access side of things. Do you see any kind of cost synergies there?

Ken Denman:  Absolutely. So in addition — obviously there’s opportunities associated with G&A. That’s very clear. The GoRemote team is headquartered about 25 miles south of us here in Silicon Valley, and having said that we are a platform services business at the end of the day. You know that well, you know our architecture, you know our service, and we would submit that the GoRemote business is also fundamentally a platform services business. It’s a virtual model similar to ours and we would intend to bring those back office systems to once again allow us to do virtual billing — excuse me, virtual provisioning, virtual billing as well as monitoring, reporting, et cetera. Those are all the same kinds of things that our customers require of us. The corporate IT teams. We can bring those systems — the back office infrastructure, architecture, engineering, QA.  Again, all of those are opportunities for us to get synergy amongst and between the two models. Ultimately this will be one platform.

George Grigorian: Great, great.  Thank you guys.  Congratulations on the deal.

Ken Denman: Thank you, Giory (ph).

Operator: And our next question comes from the line of Eric Appell of Merriman Curhan Ford.  Please proceed.

Eric Appell: Hey, gentlemen.  One platform — let me ask you, as far as the client software, you have a client, they have a client.  Are there — are you going to integrate this so that the enterprise is actually going to just deal with one client for — across both retail and remote and teleworkers and mobile workers?

Ken Denman: Well, obviously, as I said before we’re going to take very good care of our customers, and we’ll work with our customers very closely to make sure they have — continue to have the best-of-breed in service and very good service.  So I want to get that on the table very clearly.  And the answer is yes, over time the way to make our business most scalable and most efficient in terms of engineering, support, et cetera is to have one platform.  And so we will be working over time to move to one platform, Eric.

Eric Appell: What is — is the general strategy here — you actually capture X percentage of an enterprise’s employees, the remote workers, the travelers, and now you X plus — plus because of the telecommuters.  Where exactly is the true synergy in retail and branch office? What is the up sell opportunity that iPass has with that particular segment?

Tom Thimot: I think this — to look at that, this is Tom Thimot. GoRemote acquired Accelerant in December of 2003 and at the time they made the acquisition was solely focused on the mobile worker.  And over the subsequent two years we integrated in managing a managed broadband service to retail locations and branch offices as well as the telecommuters.

And what we found is the mobile and remote workers are looking for the same thing.  They are looking for a virtual network that extends and — trust the Internet as its backbone and extends to all their locations across geographies and different locations.  And the message for the branch and the teleworker is the same as the message for the mobile worker.

Ken Denman: So Eric let me — let me ask you to sort of envision a scenario where iPass is providing a broadband, mobile broadband service to a company’s branch office, locations and retail locations.  Historically we have been the single simple interface for a user when connected when they’re on the road.  In this scenario we would also be the single interface.  The iPass client would be the interface for that mobile worker within their branch office.

And if you combine our universal policy enforcement and import policy management services literally we could be that authenticating agent, if you will, for the user whether they’re on the LAN, they move off of the LAN, undock their laptop, move off the LAN, our client would keep that application or that session interested while we authenticate it to the wireless LAN such that the user didn’t have to shut down their device and then restart it.  And literally they move between the Ethernet LAN and the wireless environment within the branch office very seamlessly.  Then when they go on the road they’re also using a single secure interface — that same interface — and when they’re at home they’re using the same single secure interface.

This gives the IT organization the opportunity to really lock that endpoint down and know that users are authenticating securely no matter what environment you are.  And if you take that to the fullest extent we could — one of the options and we will be pushing this forward in our product suite is the ability for corporate IT teams to say, “Everybody has to come through the iPass service interface.”

That literally makes the Ethernet port in the building more secure because if fundamentally — nobody can get behind the firewall unless they’re coming through iPass’ universal policy enforcement.  You really have locked down the devices, and by locking down the endpoint you are now protecting the core network in a much better fashion.  So that’s an example of what we see as a very nice product synergy going forward.

Eric Appell: Okay, interesting.  Just a couple more questions.  John Thuma was the VP of Worldwide Sales.  Is he — has there been a change?

Ken Denman: So John Thuma who is Vice President of Worldwide Sales here at iPass will have responsibilities for the Americas, John will have responsibility for Australia and John will have responsibility for Japan.  And he will report to Tom.  Doug Loewe who is our Vice President and Managing Director of EMEA and Asia will also report to Doug Loewe as will John Grosshans who is currently VP of Worldwide Sales at GoRemote, and will be responsible for the mobile broadband business or fixed broadband business that iPass is now integrating.

Eric Appell: Okay. And just one last question, how did you arrive at the valuation for GoRemote, that $76.5 million?

Frank Verdecanna: Eric, this is Frank. We went through an extensive financial modeling process, and basically taking a look at where we’re trading at and they’re relatively in the same space. We felt that the price we arrived was fair for both companies and that both parties it was a win-win situation for both of us.

Eric Appell: Okay. Okay thanks.

Operator: And our next question comes from the line of Phil Winslow of Credit Suisse First Boston.  Please proceed.

Phil Winslow: Hi guys, most of my questions have been answered but just focusing back on, I guess, the competitive landscape.  Just wondering Ken if you could discuss who you think out there now with GoRemote as part of your portfolio has a similar, I guess, product offering whether it be folks like a MegaPath and just sort of how you stack up against companies such as that, as well as just the traditional carriers there with having this bundled offering?

Ken Denman: Well, clearly the traditional carriers do attempt to put offerings out there in the marketplace similar to this.  At the same time it’s important to recall that Tom and his team have actually done deals and created relationships with some of those carriers because the carriers obviously have difficulty extending their reach outside of their traditional territory.

So that fact has led them to actually, in many cases, to get comfortable with working with virtual providers to deliver the best functionality to their — to their customers.  So I actually see more cooperation coming down the road as we execute.  As it regards to people like MegaPath, the kind of people that are in this space, MegaPath, Netaphis (ph), for example, those are both partners of iPass today.

We hope and believe that they will be partners in the future, and we will continue to work with them as best we can because there are capability, there is value that they add.  And again, we have a suite of services, I think, that improve their offering.  So again we will be looking to continue to cooperate with our good partners.

Phil Winslow: Great. And then also when you do look across the other managed, iVPN offering for the teleworker as well as the branch office, what do you think the growth rate of that market is here over I guess a five-year period?  And when you compare that to your traditional, I guess, mobile work force offering?

Ken Denman: I’ll let Tom take a shot at that given that he knows the space very well.

Tom Thimot: Yes, the growth rate according to IDC and Gartner and a number of other analysts has been quoted at anywhere from 20 to 35% year-over-year compounding growth.  As people move away from frame relay and they move away from dial-up and they recognize that in order to deploy mission critical applications across a wide geography, they need a broadband managed service solution to deliver those applications.

Phil Winslow: Great. Thanks guys.

Ken Denman: Thanks, Phil.

Operator: Ladies and gentlemen, this does conclude the question-and-answer portion of today’s conference call.  I’d like to turn the presentation back over to Mr. Ken Denman for closing remarks.

Ken Denman: Ladies and gentlemen, thanks for joining us this morning for this important announcement.  We are very excited about the opportunity of the proposed transaction here and the opportunity to bring these two teams together to deliver best-of-breed broadband capability to the marketplace.  Our customers are clearly focused on and our prospects are clearly focused on a huge trend in the marketplace.

It’s actually a very interesting continuation of the trend that we’ve been exploiting for some time now. I made the comment many times sort of Back to the Future. This is another example of that.  The trend revolves around the fact that enterprises are increasingly understanding that they do not need to be tied to a private network to get the flexibility, to get the capability that they need for their workers to be productive wherever they are in the world.  And we are very focused on delivering Internet services, Internet-based services, VPN-based Internet services to meet their needs.  This is the opportunity we’re exploiting.  It’s a very nice opportunity and we look forward to attacking this opportunity with our new colleagues at GoRemote.  Best regards and have a good morning.

Operator: Ladies and gentlemen, thanks for your participation in today’s conference call.  This does conclude your presentation and you may now disconnect.  Have a great day.

Forward Looking Statements

This transcript contains forward-looking statements that are subject to risks, uncertainties and other factors that could be deemed forward-looking statements and could cause actual results to differ materially from those referred to in the forward-looking statements.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  For example, statements of integration plans are forward-looking statements.  Risks, uncertainties and assumptions include those described in the joint press release announcing iPass’ proposed acquisition of GoRemote and GoRemote’s SEC reports (including but not limited to its most recent Form 10-K filed with the Securities and Exchange Commission on January 14, 2005 and subsequently filed reports).  If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, GoRemote’s results could differ materially from its expectations in these statements.  These filings are available on a web site maintained by the SEC at http://www.sec.gov.

Additional Information and Where to Find It

In connection with the proposed acquisition and required stockholder approval, GoRemote will file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to the stockholders of GoRemote.  GoRemote’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and GoRemote. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at http://www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by GoRemote by going to GoRemote’s Investor Relations page on its corporate website at http://www.goremote.com

GoRemote and its officers and directors may be deemed to be participants in the solicitation of proxies from GoRemote’s stockholders with respect to the acquisition. Information about GoRemote executive officers and directors and their ownership of GoRemote common stock is set forth in the proxy statement for the GoRemote 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 31, 2005.  Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the GoRemote and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

In addition, iPass and its officers and directors may be deemed to have participated in the solicitation of proxies from GoRemote stockholders in favor of the approval of the acquisition. Information concerning iPass’ directors and executive officers is set forth in iPass’ proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2005, and annual report on Form 10-K filed with the SEC on March 15, 2005. These documents are available free of charge at the SEC’s web site at http://www.sec.gov or by going to iPass’ Investor Relations page on its corporate website at http://www.ipass.com.